EXHIBIT 10.85

                                AMENDMENT NO. 1
                                      TO
                          STOCK EXCHANGE AGREEMENT

     This Amendment No. 1 To Stock Exchange Agreement (the "Amendment") is entered into as of the 15th day of December 1998 between the shareholder (the "Shareholder") who owns 100% of Saba Acquisub, Inc. ("SAI"), a Colorado corporation, and Horizontal Ventures, Inc. ("HVNV").

                                  WITNESSETH:

     WHEREAS, HVNV, SAI, Shareholder and the then-shareholders of SAI are parties to the Stock exchange Agreement dated November 23, 1998 (the "Exchange Agreement"); and

     WHEREAS, Shareholder has acquired all the interests of the other shareholders in SAI so that Shareholder now owns 100% of SAI; and

     WHEREAS, HVNV, SAI and Shareholder desire to amend the Exchange Agreement in the manner set forth in this Amendment;

     NOW THEREFOR, the parties hereto enter into this Amendment on the terms, conditions and based on the consideration hereinafter set forth and as set forth in the Exchange Agreement and amended by this Amendment:

         1. The second paragraph of the Exchange Agreement following the word "WITNESSETH" shall be amended by replacing the number "3,000,000" with the number "2,971,755."

         2. Section 5 of the Exchange Agreement shall be amended by replacing the number "1,300,000" with the number "1,340,000."

         3. Section 6 of the Exchange Agreement shall be amended by replacing the date "December 3, 1998" with the date "December 18, 1998."

         4. Section 9 of the Exchange Agreement shall be amended by replacing the number "1.3 million" with the number "1,340,000."

         5. Section 11.a of the Exchange Agreement shall be amended by replacing the number "$300,000" with the number "$306,578.73" in two places, by replacing the number "($211,436.00)" with the number "($214,615.16)", and by replacing the number "($89,727.00)" with the number "($91,963.57)".

         6. Section 12 of the Exchange Agreement shall be amended by adding the following sentence at the end of Section 12: "Notwithstanding the foregoing, Horizontal Ventures agrees that Shareholder may transfer up to 75,000 shares without complying with the notice provisions of this Section 12 and that Horizontal Ventures shall not have a right to purchase those shares prior to the transfer by Shareholder; provided however, that the recipient of those shares shall agree to take those shares subject to Horizontal Ventures's right of first refusal by this Section 12 and the recipient shall agree to be bound by the provisions of Section 9 concerning the voting of the transferred shares."

         7. Exhibit A to the Exchange Agreement is amended to read in its entirety as Exhibit A attached to and made a part of this Amendment.

         8. Except as specifically amended in this Amendment, the terms of the Exchange Agreement shall remain in full force and effect.

     Dated the year and date first above set forth.

Shareholder:

CAPCO RESOURCES LTD.



By: /s/ KANTI SHAH_____________
     Kanti Shah, President

HORIZONTAL VENTURES, INC.



By: /s/ RANDEEP S. GREWAL
      Randeep S. Grewal, Chairman and CEO

SABA ACQUISUB, INC.



By:_____________________________
      Signature

________________________________
Printed Name and Title


                                      EXHIBIT A


Name of Exchange Shareholder   No. of SAI Shares Exchanged  No. of HVNV Shares
                                                            to be Received

Capco Resources Ltd.                    10,000                  1,340,000